                                                                      EXHIBIT 99

[HB Fuller Logo]
               H.B. Fuller Company                   Contact: Scott Dvorak
               Corporate Headquarters                         Investor Relations
                                                              651-236-5150
               P.O 64683
               St. Paul, Minnesota 55164-0683


--------------------------------------------------------------------------------
NEWS                     For Immediate Release                    March 27, 2001
--------------------------------------------------------------------------------

Note: H.B. Fuller will host a conference call March 28, 2001 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet at H.B. Fuller's website at http://www.hbfuller.com under the section shareholder information or at www.streetevents.com.


                    H.B. Fuller Reports First Quarter Results

ST. PAUL, Minn. -- H.B. Fuller Company today reported net earnings for the first quarter ended March 3, 2001 of $5.5 million or $0.39 per share (diluted). Last year's first quarter net earnings were $9.5 million or $0.68 per share (diluted), excluding a nonrecurring restructuring credit of $0.2 million ($0.3 million pretax). The reduction in earnings was mainly caused by the increased cost of raw materials, reduced demand attributed to the slowing economy and the continued weakness of foreign currencies.


--------------------------------------------------------------------------------------------------------------
                                                                           Net earnings       EPS (diluted)
                                                                       --------------------- -----------------
Excluding 2000 nonrecurring restructuring credit        Q1, 2001             $5.5 million       $0.39
                                                        Q1, 2000             $9.5 million       $0.68
                                                         Change               -41.8%           -42.6%
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                           Net earnings       EPS (diluted)
                                                                       --------------------- -----------------
Including 2000 nonrecurring restructuring credit        Q1, 2001             $5.5 million       $0.39
                                                        Q1, 2000             $9.7 million       $0.69
                                                         Change               -43.0%           -43.5%
--------------------------------------------------------------------------------------------------------------

Al Stroucken, chairman, president and chief executive officer remarked, "The first quarter results are reflective of the economic pressures, increased raw material costs and unfavorable currency factors that we anticipated at the end of last year. There is nothing to indicate at this point that the environment will noticeably improve in the second quarter. We will continue to manage these issues and are committed to staying focused on our goals:
growth, profit and people."


First Quarter Revenues
----------------------

Sales amounted to $306.9 million, a 5.2 percent decrease from the first quarter last year. Reduced volume and negative currency effects accounted for a combined
7.5 percent decline. The impact from volume and currency was partially offset by price increases of 2.0 percent.

First Quarter Segment Sales
---------------------------

     >> North America Adhesives sales decreased 6.4 percent compared to last year.

          o    Pricing was up 2.0 percent.
          o Volume decreased 8.2 percent and currency had a negative 0.2 percent impact.

     >> Europe Adhesives sales decreased 8.2 percent compared to last year.

          o Selling prices increased 3.5 percent and volume decreased 4.3 percent.
          o Weakness in the European currencies against the U.S. dollar had a negative 7.4 percent impact.

     >> Latin America Adhesives sales increased 2.8 percent compared to last year.

          o    Pricing declined 0.1 percent.
          o    Volume growth was 2.9 percent.

     >> Asia/Pacific Adhesives sales decreased 4.1 percent compared to last year.

          o    Pricing increased 2.1 percent.
          o    Volume increased 4.2 percent.
          o    Currency effects were negative 10.4 percent.

     >> Specialty Group sales decreased 3.6 percent compared to last year.

          o    Pricing increased 1.4 percent.
          o    Volume decreased 4.9 percent.
          o    Currency effects were negative 0.9 percent.
          o Acquisitions, net of divestitures, resulted in a 0.8 percent increase.


Operating earnings declined in all five segments compared to last year, a direct result of higher raw material costs, reduced demand and negative currency effects.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2000 sales of $1.353 billion. Common stock is traded on the NASDAQ exchange under the symbol FULL. For more information about the company, visit our website at: http://www.hbfuller.com.

Safe Harbor for Forward-Looking Statement
Certain statements in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; new product development; product mix; availability and price of raw materials and critical manufacturing equipment; new plant startups; accounts receivable collection; the company's relationships with its major customers and suppliers; changes in tax laws and tariffs; patent rights that could provide significant advantage to a competitor; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the Japanese yen, the Australian dollar and the Brazilian real); the regulatory and trade environment; and other risks as indicated from time to time in the company's filings with the Securities and Exchange Commission. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business makes it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included. References to volume changes includes volume and product mix changes, combined.

                               HB FULLER COMPANY
                             FINANCIAL INFORMATION
                 Dollars in thousands, except per share amount


                                                        13 Weeks       13 Weeks
                                                         Ended          Ended
                                                        3-Mar-01      26-Feb-00
                                                      ----------     -----------
Net sales                                             $  306,934     $  323,630
Cost of sales                                           (224,359)      (230,508)
                                                      ----------     ----------
Gross profit                                              82,575         93,122

Selling, administrative and other expenses               (68,291)       (69,617)
Nonrecurring (charges) credits                               --             300
Interest expense                                          (5,663)        (6,041)
Other income (expense), net                                 (521)        (2,464)
                                                      ----------     ----------

Income before income taxes and minority interests          8,100         15,300

Income taxes                                              (2,997)        (5,967)

Minority interests in consolidated income                    (15)          (328)

Income from equity investments                               462            725
                                                      ----------     ----------

Net income                                            $    5,550     $    9,730
                                                      ==========     ==========

Basic income per common share                         $     0.40     $     0.70
Diluted income per common share                       $     0.39     $     0.69

Dividends per common share                            $    0.210     $    0.205

Weighted-average common shares outstanding
   Basic                                                  13,966         13,862
   Diluted                                                14,126         14,101

Select Balance Sheet Information (subject to change prior to filing of the
--------------------------------------------------------------------------
quarterly report on Form 10-Q)
------------------------------

Inventory                                             $  159,180     $  166,428
Trade accounts receivable, net                           214,332        226,361
Trade accounts payable                                   119,435        122,646
Total assets                                           1,007,529      1,020,127
Long-term debt                                           253,410        279,561
Stockholders' equity                                     410,901        380,904


--------------------------------------------------------------------------------
Pursuant to FASB Emerging Issues Task Force Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, the company has reclassified freight billed to customers from selling, administrative and other expenses to net sales, and has reclassified related freight costs from selling, administrative and other expenses to cost of sales.
--------------------------------------------------------------------------------